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Exhibit 3.1

Delaware

The First State

        I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF "CYDEX, INC.", FILED IN THIS OFFICE ON THE SIXTH DAY OF AUGUST, A.D. 2004, AT 2:21 O'CLOCK P.M.

        A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

	[SEAL]	/s/ HARRIET SMITH WINDSOR Harriet Smith Windsor, Secretary of State
3261808 8100		AUTHENTICATION:	3281570
040577972		DATE:	08-06-04

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF CYDEX, INC.

        The undersigned, for the purpose of amending and restating the Certificate of Incorporation originally filed on July 19, 2000, as amended, of CYDEX, INC. (the "Corporation") under the laws of the State of Delaware, hereby certifies as follows:

I.

        The name of the Corporation is CYDEX, INC.

II.

        The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware, 19805. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

III.

        The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the "DGCL").

IV.

        The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The Corporation is authorized to issue one hundred three million (103,000,000) shares of Common Stock, each having a par value of one cent ($0.01). The Corporation is authorized to issue eighty-one million six hundred sixty-five thousand six hundred forty-two (81,665,642) shares of Preferred Stock, each having a par value of one cent ($0.01).

        The powers, preferences and rights, and the qualifications, limitations or restrictions thereof, in respect of each class or series of stock of the Corporation shall be as follows:

A.    Common Stock.

        1.     The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock.

State of Delaware Secretary of State Division of Corporations Delivered 02:31 PM 08/06/2004 FILED 02:21 PM 08/06/2004 SRV 040577972—3261808 FILE

        2.     The holders of the Common Stock are entitled to one vote for each share held at all meetings of stockholders. There shall be no cumulative voting.

        3.     Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors of the Corporation (the "Board of Directors") and subject to any preferential dividend rights of any Preferred Stock then outstanding.

        4.     The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding or reserved for conversion of the outstanding Preferred Stock) by the affirmative vote of the holders of at least a majority of the outstanding stock of the Corporation (voting together on an as-if-converted basis).

        5.     Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution, subject to any preferential rights of any then outstanding Preferred Stock.

B.    Preferred Stock.

        Upon the filing of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the "Effective Time"), a forward split (the "Forward Split) of the Series A Stock (as defined below) shall become effective, pursuant to which each share of Series A Stock outstanding and held of record by each stockholder of the Corporation (including treasury shares) immediately prior to the Effective Time shall be reclassified and become 7.119340 fully paid and non-assessable shares of Series A Stock automatically and without any action by the holder thereof upon the Effective Time and shall represent 7.119340 fully paid and non-assessable shares of Series A Stock from and after the Effective Time, provided, however, that no fractional shares of Series A Stock shall be deemed outstanding as a result of the Forward Split. Each holder of shares of Series A Stock outstanding immediately before the Forward Split shall be deemed to hold as a result of the Forward Split a number of shares of Series A Stock equal to the greatest whole number represented by the product of (i) the number of shares of Series A Stock held by such holder immediately before the Forward Split multiplied by (ii) 7.119340, and in lieu of any fractional share to which such holder would otherwise be entitled as a result of the Forward Split, the Corporation shall pay such holder cash equal to such fraction multiplied by $0.729. All Series A Stock share numbers, dollar amounts and prices set forth below reflect the effects of the Forward Split.

        1.    Preferred Stock Designation.    Of the Preferred Stock: (i) sixty-three million, one hundred and ninety-seven thousand and twenty (63,197,020) shares are hereby designated "Series B Preferred Stock" (the "Series B Stock"), (ii) sixteen million four hundred sixty-eight thousand six hundred and twenty-two (16,468,622) shares are hereby designated "Series A Preferred Stock" (the "Series A Stock"); and (iii) two million (2,000,000) shares are hereby designated "Series A-l Preferred Stock" (the "Series A-1 Stock").

        2.    Dividends.

        (a)   In each fiscal year of the Corporation, the holders of the Series B, Series A and Series A-1 Stock, as may be issued and outstanding, shall be entitled to receive, on a pari passu basis, before any cash dividends shall be declared and paid upon or set aside for the Common Stock in such fiscal year, dividends at the rate of seven percent (7.0%) per annum of the applicable Original Issue Price or Adjusted Original Issue Price (each, as hereinafter defined) per share of each such series of Preferred Stock (as adjusted for any stock splits, combinations, consolidations, recapitalizations, stock dividends or the like) payable out of funds legally available therefore in an amount equal to $0.01883 per share of Series B Stock, $0.05103 per share of Series A Stock, and $0.07 per share of Series A-l Stock, per annum. The "Original Issue Price" per share for the Series B and Series A-l Stock shall mean $0.269 and $1.00, respectively. The "Adjusted Original Issue Price" per share for the Series A Stock shall mean $0.729. Such dividends (i) shall be cumulative and shall accrue from the date of issuance of each share

(the "Original Issue Date") whether or not declared by the Board of Directors and whether or not in any fiscal year there shall be net profits or surplus available for the payment of dividends in such fiscal year, so that if in any fiscal year or years, such dividends are not paid in whole or in part upon the Series B, Series A or Series A-l Stock, the portion of such dividends as shall be unpaid shall accumulate as against the holders of the Common Stock, and (ii) shall be paid at such times as set forth herein. For avoidance of doubt, the Original Issue Date of shares of Series A Stock issued pursuant to the Forward Split will be defined as the date of issuance of the corresponding pre-split shares of Series A Stock.

        (b)   So long as any share of Preferred Stock shall be outstanding, no dividends (other than those payable solely in the Common Stock of the Corporation), whether in cash or property, shall be declared or paid, nor shall any other distribution be made, on any stock that is not senior to or pari passu with the Preferred Stock of the Corporation (the "Junior Stock"), nor shall any Junior Stock be purchased, redeemed, or otherwise acquired for value by the Corporation (except for acquisitions of Common Stock by the Corporation pursuant to agreements approved by the Board of Directors which permit the Corporation to repurchase such shares upon termination of services by the Corporation or on exercise of the Corporation's right of first refusal) during any fiscal year of the Corporation until the full annual dividend on the Series B, Series A and Series A-l Stock (and any unpaid dividends from prior year(s), regardless of whether such dividends were declared) shall have been paid or declared and set apart.

        (c)   In the event dividends are paid on any share of Series B Stock, Series A Stock or Series A-l Stock, except for dividends accrued or paid in accordance with Section 2(a) above, such dividend shall be paid with respect to all outstanding shares of Series B Stock, Series A Stock and Series A-l Stock in an amount equal (on an as-if converted basis) to the amount paid or set aside for each share of Series B Stock, Series A Stock or Series A-l Stock, as applicable. In the event dividends are paid on any share of Common Stock, an additional dividend shall be paid with respect to all outstanding shares of Series B, Series A and Series A-l Stock is an amount equal (on an as-if converted basis) to the amount paid or set aside for each share of Common Stock. The provisions of this Subsection 2(c) shall not, however, apply (i) to a dividend payable in Common Stock, (ii) to the acquisition of shares of any Junior Stock in exchange for shares of other Junior Stock or (iii) to any repurchase of any outstanding stock of the Corporation, provided that the same has been unanimously approved by the Corporation's Board of Directors.

        (d)   No dividends shall be declared or paid on the Common Stock or Preferred Stock except as set forth in this Section 2.

        3.    Liquidation Preference.

        (a)   In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary (in each case a "Liquidation Event"), the holder of each share of the Series B Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Series A Stock, the Series A-l Stock or the Common Stock by reason of their ownership thereof, an amount equal to the sum of (i) one and a half times (1.5x) the Original Issue Price per share of Series B Stock (as adjusted for any stock dividends, stock splits, combinations, consolidations or other similar recapitalization, of or with respect to the Series B Stock), plus (ii) all accrued or declared but unpaid dividends on such share to and including the date full payment shall be tendered to the holders of the Series B Stock with respect to such liquidation, dissolution or winding up. If upon the occurrence of a Liquidation Event, the assets and funds thus distributed among the holders of the Series B Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series B Stock in proportion to the respective amounts which would otherwise be payable in respect of the Series B Stock held by them upon such distribution if the full aforesaid preferential amount were paid to them.

        (b)   Upon the payment in full of such amounts owed to the holders of the Series B Stock pursuant to the subsection (a) above, next the holder of each share of the Series A Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Series A-l Stock or the Common Stock by reason of their ownership thereof, an amount equal to the sum of (i) the Adjusted Original Issue Price per share of Series A Stock (as adjusted for any stock dividends, stock splits, combinations, consolidations or other similar recapitalization, of or with respect to the Series A Stock), plus (ii) all accrued or declared but unpaid dividends on such share to and including the date full payment shall be tendered to the holders of the Series A Stock with respect to such liquidation, dissolution or winding up. If, upon the occurrence of a Liquidation Event, the assets and funds thus distributed among the holders of the Series A Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution (after the payment in full of such amounts owed to the holders of the Series B Stock pursuant to subsection (a) above) shall be distributed ratably among the holders of the Series A Stock in proportion to the respective amounts which would otherwise be payable in respect of the Series A Stock held by them upon such distribution if the full aforesaid preferential amount were paid to them.

        (c)   Upon the payment in full of such amounts owed to the holders of the Series B Stock and the Series A Stock pursuant to the subsections (a) and (b) above, next the holder of each share of the Series A-l Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock by reason of their ownership thereof, an amount equal to the sum of (i) $1.00 per share of the series A-l Stock (as adjusted for any stock dividends, stock splits, combinations, consolidations or other similar recapitalization, of or with respect to the Series A-l Stock), plus (ii) all accrued or declared but unpaid dividends on such share to and including the date full payment shall be tendered to the holders of the Series A-l Stock with respect to such liquidation, dissolution or winding up. If, upon the occurrence of a Liquidation Event, the assets and funds thus distributed among the holders of the Series A-l Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution (after the payment in full of such amounts owed to the holders of the Series B Stock and Series A Stock pursuant to subsections (a) and (b) above) shall be distributed ratably among the holders of the Series A-l Stock in proportion to the respective amounts which would otherwise be payable in respect of the Series A-l Stock held by them upon such distribution if the full aforesaid preferential amount were paid to them.

        (d)   After such payments referred to in clauses (a), (b) and (c) above shall have been made in full to the holders of the Series B, Series A and Series A-l Stock, or funds necessary for such payments shall have been set aside by the Corporation in trust for the account of holders of Series B, Series A and Series A-l Stock so as to be available for such payments, the remaining assets available for distribution shall be distributed among the holders of the Series B, Series A and Series A-l Stock and the Common Stock ratably in proportion to the number of shares of Common Stock then held by them or issuable to them upon conversion of the Series B, Series A or Series A-l Stock then held by them.

        (e)   An Acquisition (as defined below) or an Asset Transfer (as defined below) shall be deemed a liquidation, dissolution or winding up within the meaning of this Section 3, unless the holders of at least seventy percent (70%) in voting power of the then outstanding shares of the Series B Stock elect to the contrary; such election to be made by giving notice thereof to the Corporation at least three days before the effective date of such event. The term "Acquisition" shall mean a consolidation, merger or reorganization of the Corporation with or into any other corporation or person or entity, in which the stockholders of the Corporation immediately prior to such consolidation, merger or reorganization shall own less than a majority of the voting power (on an as-if converted basis) of the surviving corporation or person or entity, or any transaction or series of related transactions, including any recapitalization, in which a majority of the Corporation's voting power (on an as-if converted basis) is transferred. The term "Asset Transfer" shall mean a sale, transfer or lease of all or substantially all of the assets of the Corporation.

        4.    Voting Rights.

        (a)   Except as otherwise expressly provided herein or as required by law, the holder of each share of the Series B, Series A and Series A-l Stock shall be entitled to one vote per share of the Common Stock (including any fractional share) into which such share of Preferred Stock could be converted and shall be entitled to notice of any stockholders' meeting in accordance with the By-Laws of the Corporation.

        (b)   Any provision of the By-Laws of the Corporation to the contrary notwithstanding, the number of directors (including the Series B and Series A Directors (as defined below)) constituting the whole Board of Directors of the Corporation shall not be fixed at a number greater than seven (7) without the prior written consent of a majority of the directors then in office, except as set forth in the Shareholders' Agreement. The Board of Directors shall not delegate any of its powers or duties to any committee of the Board of Directors without the consent of a majority of the directors then in office, except as set forth in the Shareholders' Agreement.

        (c)   So long as 25% of the Series B Stock issued on the Original Issue Date for the Series B Stock remains outstanding, the holders of the outstanding shares of Series B Stock shall have the exclusive right, separately from the Series A and Series A-l Stock and the Common Stock, to elect two directors of the Corporation (the "Series B Directors"). So long as 25% of the shares of Series A Stock outstanding on the Original Issue Date of the Series B Stock remains outstanding, the holders of the outstanding shares of Series A Stock shall have the exclusive right, separately from the Series B and the Series A-l Stock and the Common Stock, to elect one director of the Corporation (the "Series A Director"). The Series B Directors shall be elected by the vote or written consent of the holders of a majority in voting power of the outstanding Series B Stock and the Series A Director shall be elected by the vote or written consent of the holders of a majority in voting power of the outstanding Series A Stock. If a Series B or a Series A Director shall cease to serve as a director for any reason, another director elected by the holders of the Series B or Series A Stock, respectively, shall replace such director. Any Series B or Series A Director may be removed, with or without cause, and a replacement Series B or Series A Director, respectively, may be elected in his or her stead, at any time by the affirmative vote at a meeting duly called for the purpose, or by written consent, of the holders of a majority in voting power of the outstanding Series B or Series A Stock, respectively.

        (d)   The other directors shall consist of: (i) the Chief Executive Officer of the Corporation; and (ii) three (3) persons, who are not employees of the Corporation.

        (e)    Separate Vote of Preferred Stock.    For so long as any shares of Series B Stock remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least seventy percent (70%) of the outstanding shares of Series B Stock shall be required to effect or validate any action which:

            (i)  alters or changes the voting powers, preferences, or other rights or privileges, qualifications, limitations or restrictions of any or all series of Preferred Stock;

           (ii)  authorizes any class or series, or increases, whether by reclassification or otherwise, the authorized amount of any class or series, of equity securities of the Corporation senior to or on a parity with the Series B, Series A or Series A-l Stock in right of voting, liquidation preference or dividends;

          (iii)  increases or decreases the authorized number of shares of the Series B, Series A or Series A-l Stock;

          (iv)  increases or decreases the authorized number of Directors;

           (v)  effects any Liquidation Event;

          (vi)  results in the redemption, repurchase, payment of dividends or other distributions with respect to junior stock (except for acquisitions of Common Stock of the Corporation pursuant to agreements approved by the Board of Directors which permit the Corporation to repurchase such shares upon termination of services to the Corporation or in exercise of the Corporation's first right of refusal upon a proposed transfer);

         (vii)  authorizes any sale, assignment or other disposition of assets of the Corporation not in the ordinary course of business of the Corporation or not approved by the Board of Directors, for an amount of $100,000 or greater;

        (viii)  results in the taxation of the holders of the shares of Preferred Stock under Section 305 of the Internal Revenue Code, as from time to time amended;

          (ix)  amends, alters, repeals or waives any provisions of this Amended and Restated Certificate of Incorporation or the By-Laws of the Corporation with respect to the Preferred Stock;

           (x)  declares or pays dividends on Common Stock in the form of cash, Common Stock, or Common Stock equivalents, other than for effectuating a stock split;

          (xi)  authorizes (A) capital expenditures in any twelve-month period in excess of $500,000 or (B) any acquisition of assets or stock having a value in access of $500,000;

         (xii)  causes the Corporation (or any subsidiary thereof) to incur, guarantee or otherwise be responsible for payment of indebtedness in excess of $500,000 in the aggregate at any time outstanding; or

        (xiii)  adopts, amends or otherwise modifies any employee, officer or director stock option plan, or increases the total number of the Company's capital stock authorized and reserved for issuance under such plan beyond a total of 10,000,000 shares of Common Stock;

        provided, that any action falling within the provisions of (i), (ii), (iii) or (ix) above which adversely alters or changes the powers, preferences or special rights of one or more series of Preferred Stock in a manner which is not comparatively relatively similar to, and is different from, the adverse effect on all other series of Preferred Stock shall also require the vote or written consent of the particular series of Preferred Stock so affected, voting as a separate series, which vote or written consent shall require at least (A) a majority of the outstanding shares of (i) the Series A Stock, in the case of such effect on the Series A Stock and (ii) a majority of the outstanding shares of the Series A-l Stock, in the case of such effect on the Series A-l Stock.

        5.    Consent for Certain Repurchases Deemed to be Distributions.    Each holder of an outstanding share of Series B, Series A or Series A-l Stock shall be deemed to have consented, for purposes of the DGCL, to distributions made by the Corporation in connection with the repurchase at cost (or such other price as may be agreed to by the Corporation's Board of Directors) of shares of Common Stock issued to or held by officers, directors, employees, or consultants upon termination of their employment or services pursuant to agreements approved by the Board of Directors providing for the right of said repurchase between the Corporation and such persons.

        6.    No Reissuance of Series B, Series A or Series A-l Stock.    No share or shares of Series B, Series A or Series A-l Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be returned to the status of undesignated shares of Preferred Stock.

        7.    Redemption Rights.

        (a)   The Corporation shall not have the right to call for redemption all or any part of the Preferred Stock, but may, pursuant to the terms of this Section 7, have the obligation to redeem the Preferred Stock.

        (b)   At the written request (a "Redemption Election") of any holder or holders of outstanding Series B and/or Series A Stock having an aggregate liquidation preference pursuant to Sections 3(a) and 3(b) with respect to the shares of Series B and/or Series A Stock, as applicable, held by such holder or holders equal to at least $6,000,000 (not including any accrued or declared and unpaid dividends pursuant to Section 2(a) above) (the "Aggregate Preference Requirement"), made not less than thirty (30) days prior to December 31, 2009 and each December 31 thereafter, the Corporation shall call for redemption and send a written notice of redemption (a "Redemption Notice") to each holder of record of Series B and Series A Stock, not less than thirty (30) days nor more than ninety (90) days prior to the Redemption Date (as defined below) set forth therein. Such Redemption Notice shall set forth (i) the date and place of redemption; (ii) the number of shares of Series B and Series A Stock subject to the Redemption Election; and (iii) the applicable Series B Redemption Price and the applicable Series A Redemption Price (each as defined below). Each such holder shall have fifteen (15) days from such notice to elect to have such holder's outstanding shares of Series B or Series A Stock redeemed pursuant to this Section 7 and the terms of the Redemption Notice by giving written notice to the Corporation and stating therein the number of shares of Series B and/or Series A Stock to be so redeemed (each an "Additional Redemption Election"). In the event that a Redemption Notice is given under this Section 7(b), the Corporation shall be obligated to redeem the Series B and/or Series A Stock, as applicable, on the date and in the amounts set forth in the Redemption Notice and each Additional Redemption Election from the holders of the Series B and/or Series A Stock subject thereto (the "Participating Holders").

        (c)   To the extent it may lawfully do so, the Company shall redeem from the Participating Holders not later than ninety (90) days after the applicable December 31 (each of the dates so established being hereinafter referred to as a "Redemption Date"), up to that number of shares of Series B and/or Series A Stock, as applicable, specified in such holder's Redemption Election or Additional Redemption Election, as applicable, in accordance with the procedures set forth in this Section 7, at a redemption price per share of Series B Stock (the "Series B Redemption Price") equal to the Original Issue Price for each share of Series B Stock (appropriately adjusted to take account of any stock dividend, stock split, combination of shares, reclassification or other similar event with respect to the Series B Stock), plus an additional amount equal to any dividends accrued or declared but unpaid, and any other amount owing with respect to, such share of Series B Stock as of the applicable Redemption Date, and a redemption price per share of Series A Stock (the "Series A Redemption Price") equal to the Adjusted Original Issue Price for each share of Series A Stock (appropriately adjusted to take account of any stock dividend, stock split, combination of shares, reclassification or other similar event with respect to the Sales A Stock, plus an additional amount equal to any dividends accrued or declared but unpaid, and any other amount owing with respect to, such share of Series A Stock as of the applicable Redemption Date. If any holder of Series B or Series A Stock does not elect to redeem on any Redemption Date all of the shares of Series B or Series A Stock held by such holder which such holder may elect to have redeemed on such Redemption Date, such holder may elect to have such shares redeemed on any subsequent Redemption Date in accordance with the terms of this Section 7; provided, however, that-any such subsequent Redemption Election shall not be subject to the Aggregate Preference Requirement.

        (d)   The Corporation, if advised to do so before the close of business on the relevant Redemption Date by written notice from any holder of record of Series B or Series A Stock to be redeemed, shall credit against the number of shares of Series B or Series A Stock required to be redeemed from such holder, and shall not redeem, the number of shares of Series B or Series A Stock, as the case may be, called for redemption which have been converted by such holder after such holder made the written election with respect to such shares described in Section 7(b), and on or before such Redemption Date. Except as provided in Section 7(d), on or before the applicable Redemption Date, each holder of Series B or Series A Stock to be redeemed shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Series B or Series A Redemption Price of such shares shall be payable on the applicable Redemption Date to the order of the person whose name appears on such certificate or certificates representing such shares (the "Redeemer"), in the manner and at the place designated in the Redemption Notice, and each surrendered certificate shall be canceled. In the event less than all the shares representing by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares and such certificate shall be delivered to the Redeemer on the Redemption Date.

        (e)   If, on or before a Redemption Date, the funds necessary for such redemption shall have been set aside by the Corporation and deposited with a bank or trust company having aggregate capital and surplus in excess of $100,000,000, in trust for the benefit of the holders of the Series B and Series A Stock that has been called for redemption, then, notwithstanding that any certificates for shares that have been called for redemption shall not have been surrendered for cancellation, the shares represented thereby shall no longer be deemed outstanding from and after such Redemption Date, and all rights of holders of such shares so called for redemption shall forthwith, after such Redemption Date, cease and terminate with respect to such shares, excepting only the right to receive the applicable Series B or Series A Redemption Price to which they are entitled. Any interest accrued on funds so deposited and unclaimed by stockholders entitled thereto shall be paid to such stockholders at the time their respective shares are redeemed or to the Corporation at the time unclaimed amounts are paid to it. In case the holders of Series B or Series A Stock which shall have been called for redemption shall not, within three years after the applicable Redemption Date, claim the amounts so deposited with respect to the redemption thereof, any such bank or trust company shall, upon demand, pay over to the Corporation such unclaimed amounts and thereupon such bank or trust company shall be relieved of all responsibility in respect thereof to such holder and such holder shall look only to the Corporation for the payment thereof. Any funds so deposited with a bank or trust company which shall not be required for such redemption by reason of the exercise subsequent to the date of such deposit of the right of conversion of any shares or otherwise shall be returned to the Corporation forthwith.

        (f)    If the Corporation for any reason defaults on its obligation to redeem any of the shares of Preferred Stock in accordance with this Section 7 on or prior to the applicable Redemption Dates, then, notwithstanding anything to the contrary contained in this Amended and Restated Certificate of Incorporation, then, without the prior affirmative vote or written consent of the holders of at least seventy percent (70%) in voting power of the then outstanding shares of Series B Stock, the Corporation may not incur any indebtedness for money borrowed (unless the proceeds of such incurrence of indebtedness are used to make all overdue redemptions), other than borrowings or reborrowings under then-outstanding lines of credit with institutional lenders and within then-existing credit limits, or under replacement line of credit facilities with institutional lenders with no greater credit limits, solely for the purposes of working capital.

        (g)   If the funds of the Corporation legally available for redemption of shares of Series B and Series A Stock on a Redemption Date are insufficient to redeem the total number of shares of Series B and Series A Stock submitted for redemption, those funds which are legally available will be used first to redeem the maximum possible number of whole shares of Series B Stock ratably among the holders of such shares in proportion to the number of such shares requested to be redeemed by them. If, after such redemption of Series B Stock, funds remain legally available to redeem shares of Series A Stock, such funds will be used to redeem the maximum possible number of whole shares of Series A Stock ratably among the holders of such shares in proportion to the number of such shares requested to be redeemed by them. The shares of Series B or Series A Stock not redeemed shall remain outstanding and entitled to all rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of such shares of Series B or Series A Stock, such funds will be used, at the end of the next succeeding fiscal quarter, to redeem the balance of such shares, or such portion thereof for which funds are then legally available, ratably and in the order of priority set forth in this Section 7(f).

        (h)   In the event all or a portion of the shares required to be redeemed pursuant to this Section 7 are purchased by holders of shares of the Corporation's stock pursuant to Section 4 of the Shareholders' Agreement (the "Purchased Shares"), the Corporation's obligation to redeem such Purchased Shares in connection with the Redemption Election or Additional Redemption Election which triggered such obligation shall be deemed null and void, and the Corporation shall not redeem such Purchased Shares on the applicable Redemption Date set forth in such Redemption Notice, but such shares shall remain subject to redemption in the future in accordance with the provisions of this Section 7.

        (i)    The Corporation has no obligation to redeem the Series A-l Stock.

        8.    Conversion Rights.    The holders of the Series B, Series A and Series A-l Stock shall have the following rights with respect to the conversion of the Preferred Stock into shares of Common Stock (the "Conversion Rights"):

          (a)    Optional Conversion.    Subject to and in compliance with the provisions of this Section 8, any shares of Preferred Stock may, at the option of the holder of such shares, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series B, Series A or Series A-l Stock shall be entitled upon conversion shall be the product obtained by multiplying the applicable Conversion Rate then in effect (determined as provided in Section 8(b)) by the number of shares of Series B, Series A or Series A-l Stock being converted.

          (b)    Conversion Rate.    The conversion rate in effect at any time for conversion of (i) the Series B Stock (the "Series B Conversion Rate") shall be the quotient obtained by dividing the Original Issue Price of the Series B Stock by the "Series B Conversion Price," calculated as provided in Section 8(c); (ii) the Series A Stock (the "Series A Conversion Rate") shall be the quotient obtained by dividing the Adjusted Original Issue Price of the Series A Stock by the "Series A Conversion Price," calculated as provided in Section 8(c); and (iii) the Series A-1 Stock (the "Series A-l Conversion Rate") shall be the quotient obtained by dividing the Adjusted Original Issue Price of the Series A Stock by the "Series A-l Conversion Price," calculated as provided in Section 8(c).

          (c)    Conversion Price.    The conversion price for the Series B Stock shall initially be the Original Issue Price of the Series B Stock (the "Series B Conversion Price"). The conversion price for the Series A Stock shall initially be the Adjusted Original Issue Price of the Series A Stock (the "Series A Conversion Price"). The conversion price for the Series A-l Stock shall initially be the Series A Conversion Price (the "Series A-l Conversion Price"). The term "Conversion Price" shall be read as referring to the Series B Conversion Price, the Series A Conversion Price and the Series A-l Conversion Price, as applicable. The initial Conversion Price shall be adjusted from time to time in accordance with this Section 8. All references to a Conversion Price herein shall mean such Conversion Price as so adjusted.

          (d)    Mechanics of Conversion.    Each holder of shares of a series of Preferred Stock who desires to convert the same into shares of Common Stock pursuant to this Section 8 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same (the "Conversion Notice"). Such notice shall state the number of shares of Preferred Stock being converted. Thereupon, the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled. Upon such automatic conversion, rights to receive payment of any unpaid accrued dividends pursuant to Section 2(a) above shall terminate, unless the Corporation shall have specifically declared such dividend prior to such conversion. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Preferred Stock to be converted (or, at the election of the Corporation, at the time of surrender of such certificates and delivery of the written notice referred to above), and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date. Upon conversion of only a portion of the number of shares of Preferred Stock represented by a certificate surrendered for conversion, the Corporation shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of Preferred Stock representing the unconverted portion of the certificate so surrendered.

          (e)    Adjustment for Stock Splits and Combinations.    If the Corporation shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Stock, the Conversion Price in effect immediately before that subdivision with respect to such series shall be proportionately decreased. Conversely, if the Corporation shall at any time or from time to time after the Original Issue Date of a series of Preferred Stock combine the outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately before the combination with respect to such series shall be proportionately increased. Any adjustment under this Section 8(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

          (f)    Adjustment for Common Stock Dividends and Distributions.    If the Corporation at any time or from time to time after the Original Issue Date of a series of Preferred Stock makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then in each such event, the Conversion Price that is then in effect with respect to such series shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Conversion Price for such series then in effect by a fraction (1) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (2) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, each Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter each Conversion Price shall be adjusted pursuant to this Section 8(f) to reflect the actual payment of such dividend or distribution; and provided further, that if an adjustment has been made to the Conversion Price on the fixing of the record date for a dividend or distribution, no additional adjustment shall be made when such dividend is paid or distribution is made.

          (g)    Adjustments for Other Dividends and Distributions.    If the Corporation at any time or from time to time after the Original Issue Date of a series of Preferred Stock makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then in each such event, provision shall be made so that the holders of such series of Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of other securities of the Corporation which they would have received had their series of Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 8 with respect to the rights of the holders of such series of Preferred Stock or with respect to such other securities by their terms; provided, however, that if such a provision has been made on the fixing of the record date for a dividend or distribution, no additional provision shall be made when such dividend is paid or distribution is made.

          (h)    Adjustment for Reclassification; Exchange and Substitution.    If at any time or from time to time after the Original Issue Date of a series of Preferred Stock, the Common Stock issuable upon the conversion of such series of Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than an Acquisition or Asset Transfer as defined in Section 3(e) or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 8), in any such event each holder of such series of Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

          (i)    Reorganizations; Mergers; Consolidations or Sales of Assets.    If at any time or from time to time after the Original Issue Date of a series of Preferred Stock, there is a capital reorganization of the Common Stock (other than an Acquisition or Asset Transfer as defined in Section 3(e) or a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 8), as a part of such capital reorganization, provision shall be made so that the holders of such series of Preferred Stock shall thereafter be entitled to receive upon conversion of such series of Preferred Stock the number of shares of stock or other securities or property of the Corporation to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 8 with respect to the rights of the holders of Preferred Stock after the capital reorganization to the end that the provisions of this Section 8 (including adjustment of each Conversion Price then in effect and the number of shares issuable upon conversion of Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

          (j)    Sale of Shares Below Conversion Price.

            (i)    Adjustments to the Series B Conversion Price.    If at any time or from time to time after the Original Issue Date of a share of Series B Stock and until immediately following such time as the Corporation shall have consummated one or more equity financings with gross proceeds to the Corporation aggregating at least $10 million (the "Weighted Average Trigger Time"), the Corporation issues or sells, or is deemed by the express provisions of this subsection (j) to have issued or sold, Additional Shares of Common Stock (as hereinafter defined), other than as a dividend or other distribution on any class of stock as provided in Section 8(f) above, and other than a subdivision or combination of shares of Common Stock as provided in Section 8(e) above, for an Effective Price (as hereinafter defined) less than the then-effective applicable Conversion Price for such Series B Stock, then and in each such case the then-effective Conversion Price for such Series B Stock Shall be reduced on a full-ratchet basis, as of the opening of business on the date of such issue or sale, to the lowest price per share for which such Additional Shares of Common Stock are so issued.

            (ii)    Adjustments to the Series B (After the Weighted Average Trigger Time), Series A and Series A-1 Conversion Prices.    If at any time or from time to time after the Original Issue Date with respect to the Series A or the Series A-l Stock, as applicable, and, at any time or from time to time after the Weighted Average Trigger Time with respect to the Series B Stock, the Corporation issues or sells, or is deemed by the express provisions of this subsection (j) to have issued or sold, Additional Shares of Common Stock (as hereinafter defined), other than as a dividend or other distribution on any class of stock as provided in Section 8(f) above, and other than a subdivision or combination of shares of Common Stock as provided in Section 8(e) above, for an Effective Price (as hereinafter defined) less than the then-effective Conversion Price for the Series B Stock then and in each such case the then-effective Conversion Price for each such series of Preferred Stock shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the applicable Conversion Price by a fraction (i) the numerator of which shall be (A) the number of shares of Common Stock deemed to be outstanding (as defined below) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock which the aggregate consideration received (as determined by subsection (j)(iii)) by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price, and (ii) the denominator of which shall be the number of shares of Common Stock deemed to be outstanding (as defined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued. For the purposes of the preceding subsections (i) and (ii), the number of shares of Common Stock "deemed to be outstanding" as of a given date shall be the sum of (A) the number of shares of Common Stock actually outstanding and (B) the number of shares of Common Stock issuable upon conversion of the then outstanding Preferred Stock and all outstanding rights, warrants and options to purchase Common Stock or Convertible Securities (as defined below).

            (iii)  For the purpose of making any adjustment required under this Section 8(j), the "Effective Price" for any issue or sale of securities shall (A) to the extent it consists of cash, be computed on a per share of Common Stock basis at the net amount of cash received by the Corporation after deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Corporation in connection with such issue or sale, but without deduction of any expenses payable by the Corporation, (B) to the extent it consists of property other than cash, be computed on a per share of Common Stock basis at the fair value of that property as determined in good faith by the Board of Directors and (C) if Additional Shares of Common Stock, Convertible Securities (as hereinafter defined) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Corporation for a consideration which covers both, the Corporation stall be deemed to have received consideration equal to the amount received upon the sale of such Additional Shares of Common Stock, Convertible Securities or rights or options to purchase Additional Shares of Common Stock or Convertible Securities plus the minimum purchase price provided for in such rights or options to purchase Additional Shares of Common Stock or Convertible Securities covered thereby.

            (iv)  For the purpose of the adjustment required under this Section 8(j), if the Corporation issues or sells any rights or options for the purchase of, or stock or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as "Convertible Securities") and if the Effective Price of such Additional Shares of Common Stock is less than the then-effective Conversion Price for the Series B Stock, in each case the Corporation shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Corporation for the issuance of such rights or options or Convertible Securities, plus, in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Corporation upon the exercise of such rights or options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Corporation upon the conversion thereof; provided that if in the case of Convertible Securities the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Corporation shall be deemed to have received the minimum amounts of consideration without reference to such clauses; provided further that if the minimum amount of consideration payable to the Corporation upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further that if the minimum amount of consideration payable to the Corporation upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Corporation upon the exercise or conversion of such rights, options or Convertible Securities. No further adjustment of the Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise, plus the consideration, if any, actually received by the Corporation for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible

    Securities actually converted, plus the consideration, if any, actually received by the Corporation on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Preferred Stock.

            (v)   "Additional Shares of Common Stock" shall mean, with respect to any series of Preferred Stock, all shares of Common Stock issued by the Corporation or deemed to be issued pursuant to this Section 8(j), whether or not subsequently reacquired or retired by the Corporation, except for;

              (1)   Shares of Common Stock issued pursuant to stock dividends, stock splits or similar transactions, as described in Sections 8(e) or 8(f) hereof;

              (2)   Up to 10,000,000 Shares of Common Stock issued or issuable to employees, consultants or directors of the Corporation directly or pursuant to a stock option plan or restricted stock plan in effect on the Original Issue Date of the Series B Stock and that was approved by the Board of Directors or is otherwise approved by the Board of Directors of the Corporation after the Original Issue Date of the Series B Stock, which number of shares may be increased upon the vote of at least seventy percent (70%) of the voting power of the then outstanding shares of Series B Stock;

              (3)   Capital stock, or options or warrants to purchase capital stock, issued to financial institutions or lessors in connection with commercial credit arrangements, equipment financings, commercial property lease transactions or similar transactions approved by the Board of Directors of the Corporation;

              (4)   Shares of Common Stock or Preferred Stock issuable upon exercise of warrants outstanding as of the date of this Amended and Restated Certificate of Incorporation:

              (5)   Capital stock, or warrants or options to purchase capital stock, issued in connection with bona fide acquisitions, mergers or similar transactions, the terms of which are approved by the Board of Directors of the Corporation;

              (6)   Shares of Common Stock issued or issuable upon conversion of the Series B, Series A or Series A-l Stock;

              (7)   Shares of Common Stock issued or issuable in a public offering prior to or in connection with which all outstanding shares of Series B, Series A and Series A-l Stock will be converted to Common Stock;

              (8)   Capital stock issued or issuable to an entity as a component of any business relationship with such entity for the purpose of (A) joint venture, technology licensing or development activities, (B) distribution, supply or manufacture of the Corporation's products or services or (C) any other arrangements involving corporate partners that are primarily for purposes other than raising capital, the terms of which business relationship with such entity are approved by the Board of Directors;

              (9)   Shares of Common Stock issued or issuable with the affirmative vote of at least seventy percent (70%) of the voting power of the then outstanding shares of Series B Stock;

              (10) Up to 63,l97,020 shares of Series B Stock issued pursuant to that certain Series B Preferred Stock Purchase Agreement by and between the Corporation and certain individuals and entities dated on or about August 4, 2004;

              (11) Up to 5,483,270 shares of Common Stock issued pursuant to those certain several Amended and Restated Warrants, dated May 26, 2004, as amended by the Amendment to the Amended and Restated Warrants to Purchase Shares of Stock and the

      Amended and Restated Convertible Promissory Notes, dated on or about August 4, 2004, by and between the Corporation and parties listed on the signature pages thereto, including with respect to the establishment of the exercise price for the shares of Common Stock issuable pursuant to such Warrants; and

              (12) Up to 2,000,000 shares of Series A-l Stock issued to The University of Kansas Center for Research, Inc.

          (k)    Certificate of Adjustment.    In each case of an adjustment or readjustment of the Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of any series of Preferred Stock, if such series of Preferred Stock is then convertible pursuant to this Section 8, the Corporation, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall send such certificate to each registered holder of any series of Preferred Stock at the holder's address as shown in the Corporation's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (1) the consideration received or deemed to be received by the Corporation for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (2) the Conversion Price for each series of Preferred Stock at the time in effect, (3) the number of Additional Shares of Common Stock and (4) the type and amount, if any, of other property which at the time would be received upon conversion of each series of Preferred Stock.

          (l)    Automatic Conversion.

            (i)    Each share of Preferred Stock (excluding accrued or declared and unpaid dividends) shall automatically be converted into fully paid and nonassessable shares of Common Stock, based on each then-effective applicable Conversion Price (A) at any time upon the affirmative vote of the holders of at least sixty percent (60%) in voting power of the Series B and Series A Stock voting together as a single class on an as-if converted basis, or (B) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation in which (x) the per share price is at least six times (6x) the Series B Original Issue Price (as adjusted for stock dividends, combinations, splits, recapitalizations and the like), and (y) the aggregate gross cash proceeds to the Corporation (before underwriting discounts, commissions and fees) are at least $50,000,000. Upon such automatic conversion, rights to receive payment of any unpaid accrued dividends pursuant to Section 2(a) above shall terminate, unless the Corporation shall have specifically declared such dividend prior to such conversion.

            (ii)   Upon the occurrence of any event specified in subsection (i) above, the outstanding shares of each applicable series of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Preferred Stock, the holders of such Preferred Stock shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Preferred Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of such Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred, and the Corporation shall promptly pay in cash or, at the option of the Corporation, Common Stock (at the Common Stock's fair market value determined by the Board as of the date of such conversion), or, at the option of the Corporation, both, all declared and unpaid dividends on the shares of such Preferred Stock being converted, to and including the date of such conversion.

          (m)    Fractional Shares.    No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock's fair market value (as determined by the Board) on the date of conversion.

          (n)    Reservation of Stock Issuable Upon Conversion.    The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

          (o)    Payment of Taxes.    The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered.

          (p)    Dilution or Impairment.    The Corporation shall not amend its Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Stock against dilution or other impairment.

        9.    Notice of Record Date.    Upon (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition or other capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation with or into any other corporation, person or entity, any Asset Transfer, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall send to each holder of Preferred Stock at least twenty (20) business days prior to the record date specified therein a notice specifying (1) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (2) the date on which any such Acquisition, reorganization, reclassification, merger, consolidation, Asset

Transfer, dissolution, liquidation or winding up is expected to become effective, and the material terms of such transaction, and (3) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, merger, consolidation, Asset Transfer, dissolution, liquidation or winding up; provided that any such 20 business day period may be shortened to ten (10) business days upon the written consent of the holders of at least seventy percent (70%) in voting power of the then outstanding shares of the Series B Stock, Any holder of outstanding shares of Series B, Series A or Series A-l Stock may waive any right to notice such holder may have under this Section 9 by a written instrument specifically indicating such waiver.

        10.    Notices.    Except as otherwise provided herein, all notices required or permitted to be given by the provisions of this Article IV shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if received during normal business hours of the recipient; if not, then on the next business day, (iii) other than in the case of notices to or from any address outside the United States, five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, (iv) other than in the case of notices to or from any address outside the United States, one (1) business day after deposit with a nationally recognized overnight courier, having specified next day of delivery, with written verification of receipt, or (v) in the case of notices to or from any address outside the United States, three (3) business days after deposit with an internationally recognized overnight courier, having specified delivery within at least three (3) business days, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

V.

        For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

        A.    The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. Subject to the restrictions contained in this Amended and Restated Certificate of Incorporation, the number of directors which shall constitute the whole Board of Directors shall be fixed by the Board of Directors in the manner provided in the By-Laws.

        B.    Subject to the restrictions set forth in this Amended and Restated Certificate of Incorporation, the Board of Directors may from time to time make, amend, supplement or repeal the By-Laws.

        C.    The directors of the Corporation need not be elected by written ballot unless the By-Laws so provide.

VI.

        A.    The Corporation shall, to the fullest extent permitted by Section 145 of the DGCL, as the same may be amended and supplemented from time to time, indemnify and advance expenses to (i) its directors and officers, and (ii) any person who, at the request of the Corporation is or was serving as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section as amended or supplemented (or any successor section), for actions taken in such person's capacity as such a director, officer, employee or agent, and then only to the extent such person is not indemnified for such actions by such other corporation, partnership, joint venture, trust or other enterprise; provided, however, that except with respect to proceedings to enforce rights to indemnification, the By-Laws of the Corporation may provide that the Corporation shall indemnify any director, officer or such person in connection with a proceeding (or part thereof) initiated by such director, officer or such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The Corporation, by action of its Board of Directors, may provide indemnification or advance expenses to employees and agents of the Corporation or other persons only on such terms and condition and to the extent determined by the Board of Directors in its sole and absolute discretion. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in their official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

        B.    No director of this Corporation shall be personally liable to the Corporation or its stockholders for any monetary damages for breaches of fiduciary duty as a director, notwithstanding any provision of law imposing such liability; provided that this provision shall not eliminate or limit the liability of a director, to the extent that such liability is imposed by applicable law, (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law (iii) under Section 174 or successor provision of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit. This provision shall not eliminate or limit the liability of a director for any act or omission if such elimination or limitation is prohibited by the DGCL. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

        C.    Any repeal or modification of this Article VI shall be prospective and shall not affect the rights under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

VII.

        The Corporation is to have perpetual existence.

VIII.

        The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this right, except as provided in this Amended and Restated Certificate of Incorporation (to the extent such provisions are not prohibited by law).

        The amendment and the restatement of this Amended and Restated Certificate of Incorporation herein certified have been approved by the Board of Directors of the Corporation and duly adopted by the stockholders of the Corporation in accordance with the provisions of Sections 242 and 245 of the DGCL.

        Signed this 6th day of August, 2004.

/s/ JOHN M. SIEBERT John Siebert, Chief Executive Officer

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  Exhibit 3.1
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF CYDEX, INC.